As filed with the Securities and Exchange Commission on November 13, 2017

Registration No. 333-214312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-214312

UNDER

THE SECURITIES ACT OF 1933

EQT RE, LLC

(successor in interest to RICE ENERGY INC.)

(Exact name of registrant as specified in its charter)

Delaware	82-2738937
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(412) 553-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. McNally

Senior Vice President

c/o EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania  15222

(412) 553-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statement of Rice Energy Inc., (the “Rice”), on Form S-3 (the “Registration Statement”) filed by Rice with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement No. 333-214312, which was filed with the SEC on October 28, 2016, and pursuant to which the sale or issuance by Rice of the following securities was registered:

•                  shares of common stock, par value $0.01 per share, of Rice (“Rice Common Stock”).

In addition, the Registration Statement also registered the sale of shares of Rice Common Stock by certain selling stockholders in one or more secondary offerings.

On November 13, 2017, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 19, 2017 (as amended by Amendment No. 1 thereto dated as of October 26, 2017), by and among EQT Corporation (“EQT”), Eagle Merger Sub I, Inc. (“Merger Sub”) and Rice, Merger Sub merged with and into Rice (the “Merger”), with the result that Rice became an indirect, wholly owned subsidiary of EQT. As a result of the Merger, each issued and outstanding share of Rice Common Stock (other than shares of Rice Common Stock held by EQT or certain of its subsidiaries, shares held by Rice in treasury or shares with respect to which appraisal was properly demanded pursuant to Delaware law) was converted into the right to receive 0.37 of a share of common stock of EQT, no par value, and $5.30 in cash, without interest and subject to applicable withholding taxes. Immediately after the effective time of the Merger, the surviving corporation in the Merger was merged with and into EQT RE, LLC (“EQT RE”), a wholly owned indirect subsidiary of EQT, with EQT RE surviving the second merger.

As a result of the transactions contemplated by the Merger Agreement, EQT RE, as the successor in interest to Rice (the “Registrant”), has terminated all offerings of Rice’s securities pursuant to its existing registration statements, including the Registration Statement. In that regard, and for the avoidance of doubt, the selling stockholders under the Registration Statement no longer own any shares of Rice Common Stock as a result of the Merger.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by Rice in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities that had been registered for issuance but remain unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 13th day of November, 2017.  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

EQT RE, LLC (as successor in interest to RICE ENERGY INC.)

By:	/s/ Robert J. McNally
	Name:	Robert J. McNally
	Title:	Senior Vice President